ALLEGHANY CORPORATION OFFICERS, HIGHLY
COMPENSATED EMPLOYEES AND DIRECTORS
DEFERRED COMPENSATION PLAN
     Alleghany Corporation Officers, Highly Compensated Employees and Directors Deferred Compensation Plan (the “Plan”), effective as of January 1, 2002, provides for unfunded deferred compensation arrangements for officers, certain highly compensated employees and directors of Alleghany Corporation, a Delaware corporation (“Alleghany”), as well as a savings benefit for officers and certain highly compensated employees of Alleghany.
1. Purposes of the Plan.
     The purposes of the Plan are (i) to provide a means to defer a portion of the compensation of the officers of Alleghany, highly compensated employees of Alleghany designated by the Board of Directors of Alleghany (the “Board”) and directors of Alleghany and (ii) to provide a savings benefit for officers of Alleghany and highly compensated employees of Alleghany designated by the Board.
2. Administration of the Plan.
     The Plan shall be administered by an officer of Alleghany (the “Plan Administrator”) appointed by the Board to serve as administrator under the direction of the Board (the “Plan Administrator”). The Board shall have full power and authority to interpret, construe, administer, and amend the Plan, provided, however, that no amendment to the Plan shall reduce the benefits to which any Participant (as defined below) may be entitled hereunder, and the Board’s interpretation and construction thereof and actions taken thereunder shall be binding on all persons for all purposes.
3. Participation.

     All officers who have completed one year of full-time service and other officers and highly compensated employees designated by the Board (“Savings Benefit Participants”) shall participate in the Plan in respect of the savings benefit described in section 4(b) hereof, and directors (“Director Participants”) and officers and certain highly compensated employees designated by the Board (“Officer Participants”) of Alleghany shall be eligible to participate in the Plan by deferring amounts described in section 4(c) hereof. The term “Participants” as used in the Plan shall include Savings Benefit Participants, Director Participants and Officer Participants collectively.
4. Deferred Compensation.
     (a) Prime Rate Accounts. Alleghany shall establish in respect of each Savings Benefit Participant a separate book reserve account (“Savings Benefit Prime Rate Account”), and shall credit to such Savings Benefit Prime Rate Account (or if section 4(e) shall apply, to the Savings Benefit Common Stock Account described thereunder), for eventual payment on the basis set forth in section 4(f) hereof, the savings benefit described in section 4(b) below.
     Subject to the limitations set forth in section 4(g) hereof and to such administrative rules as may be established by the Plan Administrator, each Participant may from time to time enter into one or more agreements with Alleghany (“Deferred Compensation Agreements”) which in the aggregate may provide for the establishment of one or more separate book reserve accounts “Deferred Compensation Prime Rate Accounts” and for the crediting to such Deferred Compensation Prime Rate Accounts or if section 4(e) shall apply, to the Deferred Compensation Common Stock Accounts of Officer Participants described thereunder for eventual payment on the basis set forth in section 4(g) below, of the items described in section 4(c) below. Savings

Benefit Prime Rate Accounts and Deferred Compensation Prime Rate Accounts are together referred to herein as “Prime Rate Accounts.”
     (b) Savings Benefit. On the 30th days of March, June, September and December of each year, Alleghany will credit each Savings Benefit Prime Rate Account (or if section 4(e) shall apply, the Savings Benefit Common Stock Account described thereunder) with an amount equal to 3.75% of the base annual salary (excluding bonuses, commissions, severance pay, amounts deferred under this section 4(b) and contributions to employee benefit plans maintained by Alleghany, but including base annual salary deferred under section 4(c)(1) below) payable to the Savings Benefit Participant by Alleghany during the quarter then ended.
     (c) Optional Deferral. Deferred Compensation Agreements entered into by Officer Participants and Director Participants of Alleghany may provide for the deferral of all or any part of the following (as applicable):
          (1) The base annual salary (determined as provided in section 4(b) above) payable to such person by Alleghany;
          (2) Directors’ fees payable to such person by Alleghany;
          (3) Entitlements of such person under the Alleghany Corporation Management Incentive Plan or any similar bonus plan of Alleghany;
          (4) Entitlements of such person under the Alleghany Corporation 2002 Long-Term Incentive Plan, the Alleghany Corporation 1993 Long-Term Incentive Plan or any successor long-term incentive plan (collectively, “Long-Term Incentive Plans”); and

          (5) Any cash bonus to which such person may become entitled other than pursuant to a plan referred to in section 4(c)(3) or section 4(c)(4).
Amounts described in sections 4(c)(1) through 4(c)(5) shall be credited to the specified Deferred Compensation Prime Rate Account (or if section 4(e) shall apply, to the Deferred Compensation Common Stock Account described thereunder) in lieu of payment in the ordinary course and as of the times when they would have been payable in the ordinary course. Entitlements in Common Stock of Alleghany shall be valued at the mean between the high and low prices thereof on the New York Stock Exchange Consolidated Tape on the date of crediting.
     (d) Interest. Amounts credited to a Prime Rate Account shall, while held in such Prime Rate Account, be deemed to earn interest at the prime rate compounded on an annual basis and credited to the Prime Rate Account on December 31st of each year or, if earlier, on the date of transfer or payment of amounts out of such Prime Rate Account. The “prime rate” for purposes hereof shall mean the rate of interest announced by JP Morgan Chase Bank, N.A. as its prime rate at the close of the last business day of each month, which rate shall be deemed to remain in effect through the last business day of the next month.
     (e) Common Stock Accounts. Upon the request of an Officer Participant made by written notice given to the Plan Administrator, Alleghany shall establish in respect of such Officer Participant a common stock account (“Savings Benefit Common Stock Account”) to which all or a portion of the amounts described in section 4(b) shall be credited. A Deferred Compensation Agreement entered into between an Officer Participant and Alleghany may provide for the establishment of a common stock account (“Deferred Compensation Common Stock Account”) to which all or a portion of the amounts deferred thereunder shall be credited;

provided, however, that the sum of the amounts credited to an Officer Participant’s Savings Benefit Common Stock Account and Deferred Compensation Common Stock Account (including amounts credited thereto in respect of dividend income) may at no time exceed an amount equal to (x) 30% of the cumulative base annual salary (determined as provided in section 4(b) above) of such Officer Participant during the period in respect of which the savings benefit referred to in section 4(b) has been credited for such Officer Participant less (y) the sum of the original credits actually paid out to such Officer Participant in accordance with the provisions of section 4(f) hereof. Savings Benefit Common Stock Accounts and Deferred Compensation Common Stock Accounts are together referred to herein as “Common Stock Accounts.”
     Amounts credited to a Common Stock Account shall, while held in such Common Stock Account, reflect the investment experience which the account would have had if the amount so designated had been invested (without commissions or other transaction expenses) and held in whole or fractional shares of common stock of Alleghany (“Alleghany Common Stock”) during such period. Common Stock Accounts shall be adjusted as appropriate to reflect cash and stock dividends, stock splits, and other similar distributions or transactions which, from time to time, occur with respect to Alleghany Common Stock during the appropriate period. Dividends and other distributions shall be automatically credited to the Common Stock Account at their cash value or the fair market value of any non-cash dividend or other distribution and shall be deemed to purchase Alleghany Common Stock on the date of payment thereof. Alleghany Common Stock shall be deemed acquired, and shall be valued for purposes of payout or transfer, at a price per share equal to the mean between the high and low prices thereof on the applicable date on the New York Stock Exchange Consolidated Tape.

     Subject to rules which may be established by the Plan Administrator or by the Board, the designation of the account to which the amounts described in section 4(b) shall be credited, or the allocation of such amounts between accounts, may from time to time be changed. Subject to the provisions of section 5(h) hereof and to rules which may be established by the Plan Administrator or by the Board, an Officer Participant may direct that amounts credited to a Prime Rate Account be transferred to a Common Stock Account, or that amounts credited to a Common Stock Account be transferred to a Prime Rate Account, by written notice given to the Plan Administrator. Except as may otherwise be agreed to by the Plan Administrator, amounts transferred as set forth above shall be paid according to the same payout schedule in effect with respect to such amounts prior to the transfer.
     (f) Payout of Section 4(b) Amounts. All amounts theretofore credited to a Savings Benefit Prime Rate Account and/or to an Officer Participant’s Savings Benefit Common Stock Account shall be paid to the Participant in a lump sum (or in such installments as approved by the chief executive officer of Alleghany in his sole discretion) at the conclusion of the then current five-year savings benefit deferral period or, if earlier, upon the date of the Participant’s termination of employment with Alleghany or such date or dates after such termination as approved by the chief executive officer of Alleghany in his sole discretion. The Board may, at its sole option, cause any savings benefit deferral period to terminate at such earlier time as the Board may, in its sole discretion, determine, in which event the next succeeding five-year savings benefit deferral period shall commence on the day following the date the preceding period terminated. The first five-year savings benefit deferral period commenced on January 2, 1984 and terminated on December 15, 1988.

     Subject to rules which may be established by the Plan Administrator or by the Board, a Participant may defer payment of all or a portion of the amounts otherwise payable to him (including as a result of successive deferrals) at the conclusion of each savings benefit deferral period until completion of the next succeeding savings benefit deferral period or, if earlier, until the date of the Participant’s termination with Alleghany (or such date or dates after such termination as approved by the chief executive officer of Alleghany in his sole discretion), by giving written notice to the Plan Administrator not later than six months prior to the date on which such amount would otherwise be paid.
     (g) Payout of Section 4(c) Amounts. Each Deferred Compensation Agreement entered into between Alleghany and a Participant shall set forth the terms for payment in cash of amounts attributable to compensation deferred thereunder (a “Payout Schedule”) subject to the following:
     (1) A Payout Schedule may provide for a lump sum payment or for payment in annual installments.
     (2) Payments shall not extend beyond the year in which the Participant attains age 90.
     (3) All payments shall be made in the month of January.
     (4) The amount of each annual installment payment shall be computed by dividing the then balance of such Deferred Compensation Prime Rate Account and/or Deferred Compensation Common Stock Account by the number of installments remaining, including the current installment; provided, however, that a different method of computation may be specified if agreed to by Alleghany.

     (5) In addition to the normal payout schedule specified with respect to such Deferred Compensation Prime Rate Account and/or Deferred Compensation Common Stock Account, special payout schedules may be specified with respect to such account to apply, respectively, in the event of (i) the Participant’s disability, (ii) his death or (iii) the termination of his employment or his ceasing to be a director of Alleghany.
     (6) Notwithstanding the foregoing or any provision of any Deferred Compensation Agreement, whether in effect as of the date hereof or subsequently entered into, the Board may at its sole option direct that payment to a Participant of amounts described in section 4(c) shall occur at such earlier time as the Board may, in its sole discretion, designate.
     Deferred Compensation Agreements entered into between a Director Participant and Alleghany may provide in aggregate for payment in accordance with no more than two Payout Schedules. Deferred Compensation Agreements entered between an Officer Participant and Alleghany may provide in the aggregate for payment in accordance with no more than two Payout Schedules applicable to Deferred Compensation Prime Rate Accounts and two Payout Schedules applicable to Deferred Compensation Common Stock Accounts.
     (h) Beneficiaries. A Savings Benefit Participant may designate a beneficiary to receive payment of the value of amounts credited to his Savings Benefit Prime Rate Account and/or to his Savings Benefit Common Stock Account following the Participant’s death by filing a written notice with the Plan Administrator. In the case of deferral by a Director Participant of amounts described in section 4(c), a beneficiary for each Deferred Compensation Prime Rate Account following a different Payout Schedule may be designated in the Deferred Compensation

Agreement or Agreements providing for such deferral. In the case of deferral by an Officer Participant of amounts described in section 4(c), a beneficiary for each Deferred Compensation Prime Rate Account or Deferred Compensation Common Stock Account following a different Payout Schedule may be designated in the Deferred Compensation Agreement or Agreements providing for such deferral. A Participant may at any time, and from time to time, change beneficiaries by filing a written notice with the Plan Administrator.
     (i) Hardship. Notwithstanding anything herein contained to the contrary, upon the request of a Participant and based on a showing of financial hardship caused by accident or illness, or by an event beyond the control of the Participant, the Board may, in its sole discretion, vary the manner and time of making the payments under section 4(g) from those provided for in the Participant’s Deferred Compensation Agreement.
     (j) Deferred Compensation Agreements. Deferred Compensation Agreements shall be entered into by the parties:
          (1) No later than June 15th and December 15th with respect to amounts described in sections 4(c)(1) and 4(c)(2) which would otherwise be payable during the next six calendar months;
          (2) With respect to entitlements under the Alleghany Corporation Management Incentive Plan or any similar bonus plan, no later than December 15th of the year prior to the year during which the bonus is earned;
          (3) With respect to entitlements under the Long-Term Incentive Plans, (i) in the case of awards of performance shares, no later than September 1 of the calendar year preceding the year in which the Participant would otherwise be entitled to payment with respect to such performance shares, and (ii) in the case of other forms of awards, as the Plan Administrator may designate;
          (4) With respect to any bonus referred to in section 4(c)(5), no less than two weeks prior to the authorization of such bonus by Alleghany.
The Plan Administrator may prescribe forms of Deferred Compensation Agreement. Deferred Compensation Agreements shall be executed on behalf of Alleghany either by the Chairman of the Board or by the President of Alleghany, except that in the case of a Deferred Compensation Agreement with the Chairman of the Board such Deferred Compensation Agreement shall be executed on behalf of Alleghany by the President of Alleghany and in the case of a Deferred Compensation Agreement with the President such Deferred Compensation Agreement shall be executed on behalf of Alleghany by the Chairman of the Board of Alleghany. Subject to the provisions of section 5(h) hereof, Deferred Compensation Agreements may be amended or modified by agreement of the Participant and Alleghany, including amendments or modifications to extend or accelerate scheduled payments.
5. General Provisions.
     (a) This Plan is intended to constitute a plan which is unfunded and is maintained by Alleghany primarily for the purpose of providing deferred compensation for the directors, officers and certain highly compensated employees of Alleghany, representing a select group of management or highly compensated employees of Alleghany within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended. Nothing in the Plan shall create, or be construed to create, a trust or fiduciary relationship of any kind between Alleghany and a Participant, his designated beneficiary, or any other person. Any amounts deferred under the Plan shall be construed for all purposes as a part of the general funds of Alleghany, and any right to receive payments from Alleghany under the Plan shall be no greater than the right of any unsecured general creditor. Alleghany may, but need not, purchase any securities or instruments as a means of hedging its obligations to any Participant under the Plan, but if it does, neither the Participant, his beneficiary nor any other person shall have any interest therein or other right to such property. All payments hereunder shall be made in cash and no Participant shall be entitled hereunder to any shares of Alleghany Common Stock.
     (b) The right of any Participant to any amount payable pursuant to this Plan shall not be assigned, transferred, pledged or encumbered except by the laws of descent and distribution.
     (c) Participation in the Plan shall not be construed as conferring upon any Participant the right to continue as a director of Alleghany or in the employ of Alleghany as an executive or in any other capacity.
     (d) The Board may at any time, in its sole discretion, suspend the availability of the Common Stock Account or impose limitations upon the frequency and amount of transfers to and from the Common Stock Account.
     (e) No employee benefits to which a Participant would be entitled under any other employee benefit plan or arrangement maintained by Alleghany for its employees shall be decreased or modified because of the deferral of salary under the Plan.
     (f) Payment by Alleghany to a Participant or to a Participant’s beneficiary or beneficiaries, as designated or otherwise determined pursuant to the provisions of the Plan, shall be binding on all interested parties and on such Participant’s heirs, executors, administrators and assigns, and shall discharge Alleghany and its directors, officers and employees from all claims, demands, actions or causes of action of every kind arising out of or on account of such Participant’s participation in the Plan, known or unknown, for himself, his heirs, executors, administrators and assigns.
     (g) Notwithstanding the provisions of sections 4(f) and 4(g) hereof, but subject to section 5(h) hereof, all amounts described in sections 4(b) and 4(c) hereof and credited to a Participant’s Prime Rate Account and/or an Officer Participant’s Common Stock Account, together with interest and/or dividend income accrued thereon, shall become immediately due and payable to such Participant in the event of the liquidation of Alleghany or in the event that a petition shall be filed or a case commenced in respect of Alleghany (by Alleghany or by any other person) under Title 11 of the United States Code or any other applicable Federal or state bankruptcy, insolvency or other similar law, or that any court shall appoint a receiver, liquidator, trustee (or similar official of Alleghany) or order the winding-up or liquidation of the affairs of Alleghany, and such case or order shall continue unstayed and in effect for a period of sixty consecutive days.
     (h) Notwithstanding any other provision hereof, the Plan Administrator shall give effect to a transfer of amounts between a Common Stock Account and a Prime Rate Account only if an Officer Participant directs such transfer by written notice given to the Plan Administrator during the period beginning on the third business day and ending on the twelfth business day following the issuance by Alleghany of a press release setting forth its quarterly or annual summary statement of sales and earnings (“Common Stock Account Transfer Period”). An amendment or modification of a Payout Schedule set forth in a Deferred Compensation Agreement providing for deferral of amounts described in section 4(c) hereof and crediting of such amounts to a Common Stock Account shall be entered into by Alleghany and an Officer Participant only during a Common Stock Account Transfer Period. The Plan Administrator may establish other rules in respect of transfers of amounts to and from Common Stock Accounts and execution of amendments to Deferred Compensation Agreements providing for crediting of amounts to Common Stock Accounts.
     (i) All amounts deferred under the Plan shall be subject to employment taxes, and all payments shall be subject to income tax withholding, if applicable. Each Participant shall make arrangements satisfactory to Alleghany with respect to the collection of such taxes with respect to all amounts deferred or payable hereunder.
     (j) The Plan is the successor plan to the Alleghany Corporation Deferred Compensation Plan (the “Old Plan”). Accordingly, effective as of January 1, 2002, each separate book reserve account maintained by Alleghany pursuant to the Old Plan as of the close of business on December 31, 2001, for each person who is or was an officer or director (“Old Plan Participants”) shall be transferred to, and shall become, a separate book reserve account for such Participant under this Plan, and all amounts to which any such Old Plan Participant was therefore entitled to under the Old Plan shall instead be paid pursuant to this Plan. Further, each election and beneficiary designation of an Old Plan Participant in effect under the Old Plan shall be given effect as if made pursuant to this Plan. Finally, each reference to the Old Plan in any Deferred Compensation Agreement of an Old Plan Participant shall be deemed to refer to this Plan.

13